Exhibit 10.1

OFFICE LEASE

- Between -

COMMERCIAL STATION LLC,

a Florida limited liability company

as Landlord

-and-

UNIVERSAL PROPERTY AND CASUALTY INSURANCE COMPANY,

a Florida corporation as Tenant

Dated: July 12, 2013

INDEX TO

OFFICE LEASE

28.	NOTICES	21

29.	MORTGAGE; ESTOPPEL CERTIFICATE; SUBORDINATION	22

30.	ATTORNMENT AND MORTGAGEE’S REOUEST	22

31.	TRANSFER BY LANDLORD	22

32.	SURRENDER OF PREMISES; HOLDING OVER	22

33.	NO WAIVER; CUMULATIVE REMEDIES	23

34.	WAIVER OF JURY TRIAL	24

35.	CONSENTS AND APPROVALS;	24

36.	RULES AND REGULATIONS	24

37.	SUCCESSORS AND ASSIGNS	24

38.	QUIET ENJOYMENT	24

39.	ENTIRE AGREEMENT	24

40.	MISCELLANEOUS	25

41.	PURCHASE CONTRACT	29

EXHIBITS:

Exhibit “A”	Legal Description of Building and Parking Facilities
Exhibit “A-1”	Floor Plan
Exhibit “B”	Base Rent Schedule
Exhibit “C”	Intentionally Omitted
Exhibit “D”	Rules and Regulations

BASIC LEASE INFORMATION RIDER

OFFICE LEASE

Preamble	Effective Date of Lease: July 12, 2013
Page 1

Preamble Page 1	Landlord: COMMERCIAL STATION LLC, a Florida limited liability company.

Preamble Page 1	Tenant: UNIVERSAL PROPERTY AND CASUALTY INSURANCE COMPANY, a Florida corporation

Section 1 Page 1	Premises: Suite 100, located at 1100 West Commercial Boulevard, Fort Lauderdale, Florida.

Section 2 Page 2	Lease Commencement Date: Upon the later to occur of the date: (i) Tenant receives the Promed Termination Agreement (as defined in the Purchase Contract which is defined below); (ii) Landlord delivers possession of the Premises to Tenant; and (iii) Landlord delivers written notice to Tenant that the Lender (defined in the Purchase Contract) has consented to the terms and conditions of this Lease.

Section 2 Page 2	Expiration Date: The earlier of (i) one hundred twenty (120) consecutive calendar months from the Rent Commencement Date; or (ii) the Closing Date (defined below) of the Purchase Contract (defined below), unless otherwise terminated pursuant to the terms of this Lease.

Section 2 Page 2	Lease Term: One hundred twenty (120) consecutive calendar months, subject to the Purchase Contract, unless otherwise terminated pursuant to the terms of this Lease.

Section 2 Page 2	Rent Commencement Date: The Lease Commencement Date.

Section 2 Page 2	Base Rent: as set forth in the Base Rent Schedule, attached to this Lease as Exhibit “B”.

Section 3 Page 3	Tenant’s Percentage Share: 81.03% as calculated by dividing the 29,018 rentable square feet of the Premises by the 35,812 rentable square feet in the Building which share shall be decreased accordingly in the event of an increase in the rentable square feet of the Building or increased in the event of an increase in the rentable square feet of the Premises.

i

Section 3 Page 2	Additional Rent: Estimated to be $7.76 per rentable square foot of space in the Premises for 2013, but subject to the limitations, adjustments and reconciliations, all as provided for in Section 3 of this Lease.

Sections 3, 4 Page 5

Security Deposit Received: $51,931.57, which sum is equal to one (1) months’ Rent plus all applicable sales tax. Concurrently with the execution and delivery of this Lease, Tenant shall deposit with Escrow Agent (as defined in the Purchase Contract) the Security Deposit. Upon receipt of a properly completed W-9 from Tenant, Escrow Agent shall invest Security Deposit in government insured interest-bearing accounts reasonably satisfactory to Landlord and Tenant, shall not commingle the Security Deposit with any funds of Escrow Agent or others, and shall promptly provide Landlord and Tenant with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Tenant accepts all risks with regard to such account. If the Lease Commencement Date shall occur as set forth in this Lease, Escrow Agent shall deliver the Security Deposit to Landlord to be held pursuant to the terms of this Lease. If the Lease Commencement Date shall not occur as set forth in this Lease, Escrow Agent shall return the Security Deposit to Tenant within five (5) days following Escrow Agent’s receipt of written notice from both Landlord and Tenant that this Lease has been terminated.

Prepaid Rent Due Upon Lease Execution: $110,674.60, which sum is equal to two (2) months’ Rent (first and last months’ Rent) plus all applicable sales tax. Concurrently with the execution and delivery of this Lease, Tenant shall deposit with Escrow Agent the Prepaid Rent. Upon receipt of a properly completed W-9 from Tenant, Escrow Agent shall invest Prepaid Rent in government insured interest-bearing accounts reasonably satisfactory to Landlord and Tenant, shall not commingle the Prepaid Rent with any funds of Escrow Agent or others, and shall promptly provide Landlord and Tenant with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Tenant accepts all risks with regard to such account. If the Lease Commencement Date shall occur as set forth in this Lease, Escrow Agent shall deliver the Prepaid Rent to Landlord to be held pursuant to the terms of this Lease. If the Lease Commencement Date shall not occur as set forth in this Lease, Escrow Agent shall return the Prepaid Rent to Tenant within five (5) days following Escrow Agent’s receipt of written notice from both Landlord and Tenant that this Lease has been terminated.

Section 5 Page 6	Use of Premises: General office use.

Tenant’s Address for Notices:

Stephen J. Donaghy
Executive Vice President, Chief Information Officer
Universal Risk Advisors, Inc.
1100 West Commercial Blvd.
Suite 300
Fort Lauderdale, FL 33309

With a copy to:

Arthur B. D’Almeida, P.A.
105 East Palmetto Park Road Boca Raton, FL 33432 Attention: Arthur B. D’Almeida

Landlord’s Address for Notices:

Commercial Station LLC
c/o Brenner Real Estate Group
1500 W Cypress Creek Rd #409
Fort Lauderdale, Florida 33309
Attention: Scott Brenner, President

With a copy (for informational purposes only) to:

Steams Weaver Miller Weissler Alhadeff & Sitterson, P.A.
200 East Las Olas Boulevard, Suite 2100
Ft. Lauderdale, Florida 33301
Attention: George A. Pincus, Esq.

Number of Unassigned Parking Spaces in Uncovered Parking Area: 116 parking spaces, based on a parking space entitlement ratio of 4 spaces per 1,000 rentable square feet of the Premises. There shall be no charge for Tenant’s parking for the entire Lease Term.

Amount of Commercial General Liability Insurance: $1,000,000 per occurrence.

Section 40 Page 30	Tenant’s Real Estate Broker:

None Landlord’s Real Estate Broker:

Brenner Real Estate Group
1500 W Cypress Creek Rd #409
Fort Lauderdale, Florida 33309
Attention: Scott Brenner, President

Definition of days: Except as specifically provided for in the Lease, any reference to “days” shall mean “calendar day” as provided for in Section 40.(t) of this Lease.

Certain of the information relating to the Lease, including many of the principal economic terms, are set forth in the foregoing Basic Lease Information Rider (the “BLI Rider”). The BLI Rider and the Lease are, by this reference, hereby incorporated into one another. In the event of any direct conflict between the terms of the BLI Rider and the terms of the Lease, the BLI Rider shall control. Where the Lease simply supplements the BLI Rider and does not conflict directly therewith, the Lease shall control

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have signed this BLI Rider as of this 12 day of July, 2012.

Witnesses:
“LANDLORD”

COMMERCIAL STATION LLC, a Florida limited liability company

		By:	BIP-MM, LLC., a Florida limited liability company, its managing member

By:

		Its:	Manager
Print Name:	Beth Wallace	Print Name:	Scott Brenner

Print Name:	Lena Chapman
(As to Landlord)

“TENANT”

Witnesses:
UNIVERSAL PROPERTY AND CASUALTY INSURANCE
COMPANY, a Florida corporation

By:

		Its:	Chief Admin Officer
		Print Name:	Stephen J. Donaghy
Print Name:	Beth Wallace

Print Name:	Lena Chapman
(As to Tenant)

v

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made as of the 12th day of July, 2013 by and between COMMERCIAL STATION LLC, a Florida limited liability company (“Landlord”), and UNIVERSAL PROPERTY AND CASUALTY INSURANCE COMPANY, a Florida corporation (“Tenant”).

WITNESSETH:

1.	PREMISES; COMMON AREAS

(a) Premises. Landlord leases to Tenant and Tenant leases from Landlord the premises in the commercial office building located at 1100 West Commercial Boulevard, City of Fort. Lauderdale, County of Broward, Florida (together with the uncovered parking facilities sometimes collectively referred to herein as the “Building”), legally described in Exhibit “A”, known by that certain suite number set forth in the Basic Lease Information Rider (the “BLI Rider”) attached to the front of this Lease and incorporated into this Lease by this reference, which space is more particularly shown on the floor plan attached hereto as Exhibit “A-1” and by this reference incorporated herein (the “Premises”). The parties hereby agree that the Premises contain the number of net rentable square feet set forth in the BLI Rider.

(b) Common Areas. In addition to the Premises, Tenant has the right to use, in common with others, the lobby, public entrances, public stairways and public elevators of the Building if any. The common areas serving the Building, including those referenced above, the parking facilities, and all others, will at all times be subject to Landlord’s exclusive control and management in accordance with the terms and provisions of this Lease.

2.	LEASE TERM: LEASE DATE

The lease term (the “Lease Term”) is for the period of time set forth in the BLI Rider, commencing on the Lease commencement date set forth in the BLI Rider (the “Lease Commencement Date”) and ending on the Lease expiration date set forth in the BLI Rider (the “Expiration Date”). Tenant’s obligation to pay all rent, including Base Rent, Additional Rent and any other cost or charge due and payable by Tenant hereunder, (collectively, “Rent”), as such terms are hereafter defined, will commence on the rent commencement date set forth in the BLI Rider (the “Rent Commencement Date”). For purposes of this Lease, “Lease Year” shall mean and refer to the period of twelve (12) calendar months commencing on the Lease Commencement Date, and each successive period of twelve (12) calendar months during the Lease Term.

3.	RENT

(a) Base Rent. During the Lease Term, Tenant will pay as the base rent for the Premises (the “Base Rent”) the amounts set forth in the Base Rent Schedule, attached hereto as Exhibit “B”, with same being payable without demand, set off or deduction, in advance, on or before the first day of each month, in equal monthly installments of the amounts set forth in the BLI Rider, plus applicable sales and other such taxes as are now or after enacted.

(b) Escalations to Base Rent. Commencing on the first anniversary of the Rent Commencement Date, and on each subsequent anniversary of the Rent Commencement Date (each such date an “Adjustment Date”), the Base Rent shall be increased annually to the amounts set forth in the Base Rent Schedule.

(c) Additional Rent. Tenant shall pay, as additional Rent (“Additional Rent”), prorated for that part of the Lease Term within the applicable calendar year, Tenant’s Percentage Share (“Tenant’s Percentage Share”), as hereafter defined, of the total amount of (i) the annual operating expenses (“Operating Expenses”), as hereafter defined and (ii) the annual Taxes (as defined below), for the Building. For all years during the Lease Term, Landlord shall, in advance, reasonably estimate for each such calendar year the total amount of the Additional Rent. One-twelfth (1/12) of the estimated Additional Rent (plus all applicable taxes due and payable on Rent, now existing or hereafter enacted) shall be payable monthly, along with the monthly payment of the Base Rent. Landlord shall use its commercially reasonable efforts to make such estimate on or before January 1 of each calendar year. On or before April 30 following a year for which Additional Rent is payable hereunder, Landlord shall use its commercially reasonable efforts to provide Tenant with the amount of the actual Additional Rent for the previous year, and a reasonable breakdown of the items included therein, together with an invoice for any underpayments of Additional Rent (to be paid within thirty (30) days following receipt of such invoice, or to be included with the next monthly payment of Rent, whichever shall first occur) or credit Tenant’s account or deliver a check to Tenant, in Landlord’s sole discretion, to reimburse Tenant for any overpayment of Additional Rent.

(d) Definition of Material Terms.

(i) The term “Operating Expenses” shall mean any and all direct costs of ownership, management, operation and maintenance of the Building, including, without limitation, (a) wages, (b) salaries, (c) professionals’ fees, (d) taxes, (e) insurance, (f) benefits and other payroll burdens of all employees, (g) Building Management fee, (h) janitorial, (i) maintenance, (j) security guard and other services, (k) building management office rent or rental value, (l) power, fuel, water, waste disposal, (m) landscaping care, (n) exterior lighting, (o) garbage removal, (p) exterior pest control, (q) window cleaning, (r) system maintenance, (s) parking area care, (t) any and all other common utilities, materials, supplies, maintenance, repairs, insurance applicable to the Building and Landlord’s personal property and depreciation on personal property and (u) costs for improvements made to the Building.

(ii) In determining the amount of Operating Expenses for any calendar year, if less than one-hundred percent (100%) of the Building shall have been occupied by tenants, Operating Expenses shall be increased to an amount equal to the like operating expenses which would normally be expected to be incurred had such occupancy been one-hundred percent (100%) and had such full utilization been made during the entire period. Landlord hereby agrees to deduct each year from the amount of the Operating Expenses the total amount of any and all sums, amounts or charges paid by Tenant or other tenants of the Building directly to Landlord or its agent for specific tenant requested services.

(iii) The term “Taxes” shall mean the gross amount of all in positions, taxes, assessments (special or otherwise), water and sewer assessments and other governmental liens or charges of any and every kind, nature and sort whatsoever, ordinary and extraordinary, foreseen and unforeseen, and substitutes therefor, including all taxes whatsoever (except for taxes for the following categories which shall be excluded from the definition of Taxes: any inheritance, estate, succession, transfer or gift taxes imposed upon Landlord or any income taxes specifically payable by Landlord as a separate taxpaying entity without regard to Landlord’s income source as arising from or out of the Building and/or the land on which it is located) attributable in any manner to the Building, the land on which the Building is located or the rents (however the term may be defined) receivable therefrom, or any part thereof, or any use thereon, or any facility located therein or used in conjunction therewith or any charge or other amount required to be paid to any governmental authority, whether or not any of the foregoing shall be designated “real estate tax”, “sales tax”, “rental tax”, “excise tax”, “business tax”, or designated in any other manner.

(iv) The term “Tenant’s Percentage Share” shall mean the percentage set forth in the BLI Rider. Landlord and Tenant acknowledge that Tenant’s Percentage Share has been obtained by taking the net rentable area of the Premises, which Landlord and Tenant hereby stipulate for all purposes is the amount set forth in the BLI Rider, and dividing such number by the total net rentable area of the Building, which Landlord and Tenant hereby stipulate for all purposes is 35,812 net rentable square feet, and multiplying such quotient by 100. In the event Tenant’s Percentage Share is changed during a calendar year by reason of a change in the net rentable area of the Premises, Tenant’s Percentage Share shall thereafter mean the result obtained by dividing the new net rentable area of the Premises by 35,812 net rentable square feet and multiplying such quotient by 100 and for the purposes of Section 3.(b) Tenant’s Percentage Share shall be determined on the basis of the number of days during such calendar year applicable to each such Tenant’s Percentage Share.

(v) The term “Rent” shall mean the sum of the Base Rent and the Additional Rent and any other cost or charge due and payable by Tenant under this Lease

(e) Related Provisions.

(i) Tenant covenants and agrees to pay a late charge for any payment of Rent not received by Landlord on or before the fifth (5th) day of each month and for any other payment, not received by Landlord on or before the date when same is due. Said late charge shall be computed from the first day of the month in the case of Rent and from the date when same is due in the case of any other cost or charge due from Tenant hereunder through the date on which such payment is made. The amount of the late charge shall be an amount equal to the interest accruing on the sum(s) outstanding, with such interest commencing on the dates aforesaid, ending on the date of receipt of the sum(s) by Landlord and having a rate equal to eight percent (8%) per annum. In the event any late charge is due to Landlord, Landlord shall advise Tenant in writing and Tenant shall pay said late charge to Landlord along with and in addition to the next payment of Rent on the date that such next payment of Rent is due.

(ii) Landlord shall notify Tenant in writing of any and all adjustments to Base Rent. In addition to Base Rent and Additional Rent or any other Rent due under this Lease, Tenant shall and hereby agrees to pay to Landlord each month a sum equal to any sales tax, tax on rentals and any other similar charges now existing or hereafter imposed and made known to Tenant in writing by Landlord, based upon the privilege of leasing the space leased hereunder or based upon the amount of rent collected therefor.

(iii) If Tenant’s possession of the Premises commences on any day other than the first day of the month, Tenant shall occupy the Premises under the terms of this Lease and the pro rata portion of the Rent shall be paid by Tenant; provided, however, that in such an event the Lease Commencement Date, for the purposes of this Lease, shall be deemed to be the first day of the month immediately following the month in which possession is given.

(iv) Additional Rent for the final months of this Lease is due and payable even though it may not be calculated until subsequent to the Expiration Date of the Lease. Tenant expressly agrees that Landlord, at Landlord’s sole discretion, may apply the Security Deposit, as hereafter defined, in full or partial satisfaction of any Additional Rent due for the final months of this Lease. If said Security Deposit is greater than the amount of any such Additional Rent and there are no other sums or amounts owed Landlord by Tenant by reason of any other terms, provisions, covenants or conditions of this Lease, then Landlord shall refund the balance of said Security Deposit to Tenant as provided herein. Nothing herein contained shall be construed to relieve Tenant, or imply that Tenant is relieved, of the liability for or the obligation to pay any Additional Rent due for the final months of this Lease by reason of the provisions of this Section, nor shall Landlord be required first to apply said Security Deposit to such Additional Rent if there are any other sums or amounts owed Landlord by Tenant by reason of any other terms, provisions, covenants or conditions of this Lease.

4.	SECURITY DEPOSIT

Tenant, concurrently with the execution of this Lease, has deposited with Landlord the amount set forth in the BLI Rider as the security deposit (the “Security Deposit”) hereunder. This sum will be retained by Landlord as security for the payment by Tenant of the Rent and for the faithful performance by Tenant of all the other terms and conditions of this Lease. In the event Tenant fails to faithfully perform the terms and conditions of this Lease, Landlord, at Landlord’s option, may at any time apply the Security Deposit or any part thereof toward the payment of the Rent and/or toward the performance of Tenant’s obligations under this Lease. In such event, within five (5) days after notice, Tenant will deposit with Landlord cash sufficient to restore the Security Deposit to its original amount. Landlord will return the unused portion of the Security Deposit to Tenant within sixty (60) days after the Expiration Date if no Event of Default (defined below) shall exist; provided, however, if no Event of Default exists, Landlord shall return the Security Deposit to Tenant at the expiration of the original Lease Term. Landlord may (but is not obligated to) exhaust any or all rights and remedies against Tenant before resorting to the Security Deposit. Landlord will not be required to pay Tenant any interest on the Security Deposit nor hold same in a separate account. If Landlord sells or otherwise conveys the Building, Landlord will deliver the Security Deposit or the unapplied portion thereof to the new owner. Tenant agrees that if Landlord turns over the Security Deposit or the unapplied portion thereof to the new owner, Tenant will look to the new owner only and not to Landlord for its return upon expiration of the Lease Term. If Tenant assigns this Lease with the consent of Landlord (or as otherwise expressly provided for in this Lease), the Security Deposit will, unless otherwise agreed by the parties, remain with Landlord for the benefit of the new tenant and will be returned to such tenant upon the same conditions as would have entitled Tenant to its return.

5.	USE

(a) General Office Use. Tenant will use and occupy the Premises solely for general office use, including but not limited to the operation of all aspects of an insurance company and related operations. Tenant acknowledges that its type of business, as above specified, is a material consideration for Landlord’s execution of this Lease. Tenant will not commit waste upon the Premises nor suffer or permit the Premises or any part of them to be used in any manner, or suffer or permit anything to be done in or brought into or kept in the Premises or the Building, which would: (i) violate any law or requirement of public authorities, (ii) cause injury to the Building or any part thereof, (iii) annoy or offend other tenants or their patrons or interfere with the normal operations of HVAC, plumbing or other mechanical or electrical systems of the Building or the elevators installed therein, (iv) constitute a public or private nuisance, or (v) alter the appearance of the exterior of the Building or of any portion of the interior other than the Premises pursuant to the provisions of this Lease.

(b) Prohibited Uses. Tenant hereby represents, warrants and agrees that Tenant’s business is not and shall not be used, (i) for the business of photographic, multigraph or multigraph reproductions or offset printing; (ii) for a retail banking, trust company, depository, guarantee or safe deposit business open to the general public, (iii) as a savings bank, a savings and loan company open to the general public, (iv) for the sale to the general public of travelers checks, money orders, drafts, foreign exchange or letters of credit or the receipt of money for transmission, (v) as a stock broker’s or dealer’s office or for the underwriting or sale of securities open to the general public, (vi) as a restaurant or bar or for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, (vii) as a news or cigar stand, (viii) as an employment agency, labor union office, or music studio, school (except for the training of employees of Tenant), or (ix) as a barber shop or beauty salon, nor shall Tenant’s use conflict with any applicable zoning or land use codes or laws applicable to the Building.

6.	DELAY OF POSSESSION.

If Landlord is unable to deliver possession of the Premises by reason of the holding over of any prior tenant or any other reason, the payment of Rent shall not commence until Landlord delivers possession of the Premises to Tenant. However, nothing set forth herein will operate to extend the Lease Term and said abatement will be the full extent of Landlord’s liability to Tenant on account of a delay in delivery of possession of the Premises.

7.	ACCEPTANCE OF PREMISES: LANDLORD’S WORK

(a) Improvements. Improvements, if any, to be made to the Premises by Tenant shall be made in accordance with Section 12(a). Landlord shall not be obligated to make any improvements to the Premises. Landlord represents that as of the Effective Date, Landlord has made all necessary repairs to the HVAC system servicing the Premises and has repaired the railings located around the Building, All improvements made to the Premises, whether by Landlord or Tenant, will become the property of Landlord when permanently attached to or incorporated into the Premises. Such property will remain the property of Landlord upon termination of this Lease. The taking of possession by Tenant (or any permitted assignee or subtenant of Tenant) of all or any portion of the Premises for the conduct of business will be deemed to mean that Tenant has found the Premises, and all of their fixtures and equipment, acceptable.

(b) Removal of Improvements on Lease Termination Date. Unless otherwise required by Landlord, Tenant shall not be required to remove improvements or accessions to the Premises which were installed at the Premises as Alternations (as defined below). If Tenant shall fail to remove improvements or Alterations, then all such improvements and Alterations shall be the sole and exclusive property of Landlord at the end of the Lease Term.

8.	PARKING

(a) Unassigned Parking. Landlord will provide Tenant, throughout the entire Lease Term with the number of unassigned, nonexclusive parking spaces as permitted by applicable building zoning and land use codes, subject to allocated and reserved spaces for existing tenants (the “Unassigned Parking Spaces”) in the uncovered parking area of the building (the “Uncovered Parking Areas”). There shall be no charge for Tenant’s parking for the entire Lease Term. Such parking spaces may be used only by principals, employees and the business invitees of Tenant visiting the Premises of Tenant.

(b) Parking Controls. Upon reasonable prior written notice, Landlord has and reserves the right to alter the methods used to control parking and the right to establish such controls and rules and regulations (such as parking stickers to be affixed to vehicles) regarding parking that Landlord may deem desirable. Without liability, Landlord will have the right to tow or otherwise remove vehicles improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of the offending tenant and/or owner of the vehicle. If Landlord enacts such measures, as outlined herein, Landlord shall have the obligation to provide for remedies and/or a means to allow for parking for Tenant’s visitors.

9.	BUILDING SERVICES

(a) General. In general, the services set forth below will be provided by Landlord at a service level set, defined and regulated by Landlord consistent with office buildings of similar quality to and in the same immediate geographic area as the Building. During the Lease Term, the regular business hours (the “Business Hours”) of the Building will be 8:00 a.m. to 6:00 p.m., Monday through Friday, and on Saturday, 8:00 a.m. to 1:00 p.m., except holidays generally recognized by state and federal governments.

(b) Specific Services Provided.

(i) Electricity. During the Lease Term, electric power separately metered for the Premises will be available for the purposes of lighting and general office equipment use, and the use of the HVAC services for the Premises referenced in Section 9.(b)(iii) below, in amounts consistent with Building standard electrical capacities and will be separately metered for the Premises. Tenant shall be responsible for all payments to the utility authority providing electricity. The Building standard mechanical and electrical systems are designed to accommodate loads generated by lights and office equipment, such as personal computers, printers, local area network servers and related equipment, up to the standard maximum capacities. Notwithstanding any provision in this Lease to the contrary, Tenant’s obligation to pay these charges shall begin on the date Tenant receives possession of the Premises, even if the date precedes the Lease Commencement Date, and shall include the obligation to pay these charges while work is being performed for or by Tenant to prepare the Premises for Tenant, including constriction of its leasehold improvements.

(ii) HVAC Services. Landlord agrees to provide, 24 hours per day, 7 days per week, 365 days per year, heating, ventilating and air conditioning for the purposes of comfort control by way of an individual HVAC unit for the Premises. Landlord and Tenant agree that Landlord’s HVAC system is not designed to cool machinery and equipment. Tenant shall obtain and provide to Landlord, at Tenant’s sole cost and expense, a written service and maintenance agreement for the HVAC system at the Premises with a service contracting company acceptable to Landlord providing quarterly service maintenance. Landlord shall make available to Tenant from time to time a list of approved service contractors, Tenant shall provide to Landlord, on an annual basis, renewals of the service contract for the HVAC system.

(iii) Water and Sewer. Landlord agrees to provide municipally supplied cold water and sewer services to the common areas for lavatory purposes and to Tenant’s Premises for lavatory purposes and sinks.

(iv) Janitorial. Tenant shall be responsible, at Tenant’s sole cost and expense, to contract with a janitorial company to clean the Premises.

(c) Interruption of Services. Except for Landlord’s gross negligence, willful misconduct or wanton acts, it is understood and agreed that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption. Tenant acknowledges that any one or more of such services may be suspended by reason of accident or repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or other causes beyond the control of Landlord. No such interruption or discontinuance of service will be deemed an eviction or a disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages or abatement of Rent or relieve Tenant from the responsibility of performing any of Tenant’s obligations under this Lease. In the event of any such interruption of services caused by the gross negligence of Landlord (i) that continues for a period of more than seventy-two (72) consecutive hours, Tenant shall be entitled to an abatement of all Rent due, on a per-diem basis, or (ii) that continues for a period of sixty (60) consecutive calendar days, then Tenant shall be entitled, by way of written notice to Landlord, to terminate this Lease, effective as of the sixtieth (60th) consecutive calendar day of the subject interruption of services.

10.	SECURITY.

(a) Tenant shall have the right to install its own security system (“Tenant’s Security System”) at the entrance to the Premises, subject to Landlord’s prior approval (which approval shall not be unreasonably withheld). As a material inducement for Landlord permitting Tenant to install the Tenant’s Security System, Tenant acknowledges and agrees that (i) Landlord shall have no responsibility to maintain, repair or replace the Tenant’s Security System at any time during the Term; (ii) Landlord shall have no obligation whatsoever to monitor or respond to the Tenant’s Security System at any time during the Term; (iii) Landlord shall not be liable, in any manner whatsoever, for any damages incurred or actions brought against Tenant in connection with the use, operation or maintenance of the Tenant’s Security System; (iv) at the expiration of the Lease, Tenant shall remove the Tenant’s Security System and restore the area of the Premises where the Tenant’s Security System was located to its original condition; and (v) within five (5) days following the installation of the Tenant’s Security System, Tenant shall provide Landlord with access codes so that Landlord can access Tenant’s Security System in case of an emergency.

11.	REPAIRS AND MAINTENANCE:

(a) Landlord’s Responsibilities. During the Lease Term, Landlord shall define, set, and maintain the level of repairs and maintenance for the Building, the common areas, and all other areas serving the Building, in a manner comparable to office buildings of similar quality to and in the immediate geographic area of the Building. Landlord’s responsibilities with respect to this paragraph include, but are not limited to the following: (1) the structural and roof systems of the Building and parking areas, (2) the Building standard electrical and mechanical systems, (3) the primary water and sewer systems of the Building, (4) the Building common areas and the common area furniture, fixtures, and equipment, (5) the landscaped areas in and about the Building, (6) the parking areas, (7) replacement of Building standard light bulbs in the common areas (8) Building fire sprinkler or fire suppression system, (9) HVAC system(s) servicing the common areas of the Building and (10) systems related to “fire/life/safety” or required under any current or future governmental regulations.

(b) Tenant’s Responsibilities. Tenant will repair and maintain, ordinary wear and tear excepted, the following at Tenant’s expense:

(i) The interior portion of the demising walls, the interior partition walls of the Premises and their wall-covering, and the entry door to the Premises.

(ii) The electrical and mechanical systems not considered Building standard which have been installed by either Landlord or Tenant, for the exclusive use and benefit of Tenant. The following examples are for clarification and are not all inclusive: (a) electrical services for computers or similar items, (b) projection room equipment such as dimmers, curtains, or similar items, (c) water closet plumbing, kitchen plumbing or similar items, (d) HVAC for other than comfort cooling in the Premises, (e) security systems for the Premises, (f) telephone system for the Premises; and (g) other similar systems.

(iii) If any, set forth in Section 11.(a) of this Lease, the repair and maintenance of the floor covering of the Premises, including flooring, marble, wood flooring, or similar coverings, shall be performed by Landlord upon Tenant’s request, at Tenant’s expense, and Tenant will be billed for same as Rent. Should additional cleaning be requested by Tenant, such cleaning will be available at Tenant’s expense and will be billed to Tenant as Rent.

(iv) All cabinets and millwork (regardless of ownership) so long as said cabinets and millwork are for the exclusive use and benefit of Tenant.

(v) All other personal property, improvements or fixtures, except Building standard improvements and those items enumerated in Section 11.(a) hereof. Those items to be repaired and maintained, ordinary wear and tear excepted, by Tenant include, but are not limited to, the following: (a) ceiling tiles and ceiling grid, (b) molding or other woodwork and paneling, (c) light fixtures and bulbs, (d) draperies, blinds or wall hangings, (e) glass partition walls, (f) water closets, sinks and kitchen areas, (g) doors and locksets, and (h) vaults, safes, or secured areas. For the aforesaid items, Landlord may elect, with Tenant’s approval (which approval will not be unreasonably withheld) to maintain and repair same at Tenant’s expense and Tenant will be billed for same as Rent.

(c) Repairs and Maintenance; Miscellaneous. Landlord shall have no responsibility to repair or maintain the Building, any of its components, the common areas, the Premises, or any fixture, improvement, trade fixture, or any item of personal property contained in the Building, the common areas, and/or the Premises if such repairs or maintenance are required because of the occurrence of any of the following: (i) the acts, misuse, improper conduct, omission or neglect of Tenant or Tenant’s Agents, or (ii) the conduct of business in the Premises. Should Landlord elect to make repairs or maintenance occasioned by the occurrence of any of the foregoing, Tenant shall pay as Rent all such costs and expenses incurred by Landlord. Landlord shall have the right to approve in advance all work, repair, maintenance or otherwise, to be performed under this Lease by Tenant and all of Tenant’s repairmen, contractors, subcontractors and suppliers performing work or supplying materials. Tenant shall be responsible for all permits, inspections and certificates for accomplishing the above. Tenant shall obtain lien waivers for all work done in or to the Premises.

(d) Tenant Obligations. No later than December 31, 2013, Tenant shall, subject to the terms of this Section be responsible to (i) reseal and restripe the parking lot servicing the Building, (ii) repaint the exterior of the Building; and (iii) replace the existing roof of the Building (collectively, “Tenant’s Obligations”), the completion of which shall be deemed Alterations under Section 12 of this Lease. If the sale of the Building, pursuant to the Purchase Contract, does not occur due solely to Landlord’s default or non-performance under the Purchase Contract, then Landlord shall reimburse Tenant within five (5) days for the cost of Tenant’s Obligations as follows: (x) up to $143,302 in connection with item (iii) above; (y) up to $24,000 in connection with item (ii) above, less Tenant’s Proportionate Share of Operating Expenses; and (z) up to $13,554.00 in connection with item (i) above, less Tenant’s Proportionate Share of Operating Expenses. Landlord shall pay to Tenant the Tenant’s Obligations within five (5) days only upon (i) submittal of a final release of lien from Tenant’s general contractor, (ii) submittal of a final contractor’s affidavit, as contemplated by Florida Statutes, Chapter 713, which shall indicate that all subcontractors have been paid in full, (iii) a written certification from Tenant that the Tenant’s Obligations have been completed to Tenant’s reasonable satisfaction; and (iv) copies of all paid invoices for the Tenant’s Obligations. Landlord shall have no obligation to reimburse Tenant for more than the amounts set forth in this Section.

12.	TENANT’S ALTERATIONS

(a) General. Tenant will make no alterations, additions or improvements in or to the Premises, of any kind or nature, including, but not limited to, alterations, additions or improvements in, to, or on, telephone or computer installations (collectively referred to in this

Section 12 as the “Alteration(s)”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Should Landlord consent to any proposed Alterations by Tenant, such consent will be conditioned upon Tenant’s agreement to comply with all requirements established by Landlord, including safety requirements and the matters referenced in Section 20 of this Lease. As stated herein, all Alterations made hereunder will become Landlord’s property when incorporated into or affixed to the Building. Prior to commencing any Alterations, Tenant shall submit to Landlord all plans and specifications, together with any other documentation requested by Landlord, in connection with the proposed Alterations.

(b) Alterations Required by ADA. If, as a result of Tenant’s particular use of the Premises or the making of any Alterations by Tenant, any additions, alterations, or improvements shall be required to be made by Landlord to any part of the Premises or the Building to comply with any requirements of the ADA, Tenant shall reimburse Landlord on demand for the costs incurred by Landlord to effect such compliance. Landlord represents and warrants to Tenant that the Building is in compliance with the ADA as of the Date of this Lease. “ADA” shall mean the Americans with Disabilities Act of 1990 and all similar present or future laws, together with all regulations promulgated under any of the laws.

13.	LANDLORD’S ADDITIONS AND ALTERATIONS

Landlord has the right to make changes in and about the Building and parking areas with Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, so long as said changes do not materially interfere with Tenant’s ability to conduct its business at the Premises. Such changes may include, but not be limited to, rehabilitation, redecoration, refurbishment and refixturing of the Building and expansion of or structural changes to the Building. The right of Tenant to quiet enjoyment and peaceful possession given under the Lease will not be deemed breached or interfered with by reason of Landlord’s actions pursuant to this paragraph so long as such actions do not materially deprive Tenant of its use and enjoyment of the Premises.

14.	ASSIGNMENT AND SUBLETTING

(a) Prohibition on Assignment and Subletting. Neither Tenant nor Tenant’s legal representatives or successors in interest by operation of law or otherwise shall assign, mortgage, hypothecate or otherwise encumber this Lease or enter into a sublease or license agreement with respect to any portion of the Premises or permit all or any portion of the Premises to be used by others, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditions. Any issuance or transfer of stock in any corporate tenant or subtenant or any interest in any non-corporate entity tenant or subtenant, by sale, exchange, merger, consolidation, operation of law, or otherwise, or creation of new stock or interests, by which an aggregate of more than fifty (50%) percent of Tenant’s stock or equity interests shall be vested in one or more parties who are not stockholders or interest holders as of the date of this Lease, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease. This subsection shall not apply to sales of stock by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934 as amended, which sales are effected through any recognized securities exchange. Any modification or amendment to any sublease of any portion of the Premises shall be deemed a further sublease of this Lease. Notwithstanding anything to the contrary in this Section 14, Tenant shall have the right, without the consent of Landlord, to assign this Lease or to sublease the Premises or any part thereof to (i) any entity resulting from a merger or consolidation with Tenant; (ii) any entity which acquires all or substantially all of the business or assets of Tenant or (iii) any entity which is an affiliate of Tenant. An “affiliate” for purposes of this Lease is any entity which controls, is controlled by or is under common control with Tenant. Tenant shall provide written notice of any assignment or sublease to an affiliate of Tenant and provide reasonable evidence establishing the affiliate nature of the proposed assignee or sublessee.

(b) Request for Consent. If Tenant requests Landlord’s consent to a specific assignment or sublease (a “Transfer”), it shall submit in writing to Landlord (“Tenant’s Request”), not later than fifteen (15) days prior to any anticipated sublease and not later than twenty (20) days prior to any anticipated assignment, (i) the name and address of the proposed assignee or subtenant (the “Proposed Transferee”), (ii) a duly executed counterpart of the proposed agreement of assignment or sublease, (iii) reasonably satisfactory information as to the nature and character of the business of the Proposed Transferee, as to the nature and character of its proposed use of the Premises or portion thereof to be sublet, and otherwise responsive to the criteria set forth in Subsection 14.(d) and (iv) banking, financial, or other credit information relating to the Proposed Transferee reasonably sufficient to enable Landlord to reasonably determine the financial responsibility, creditworthiness, and character of the Proposed Transferee.

(c) Landlord’s Consent. Landlord shall not unreasonably withhold condition or delay its consent to a proposed Transfer. Landlord shall be deemed to have reasonably withheld its consent to any proposed transfer unless all of the following conditions have been established to Landlord’s reasonable satisfaction:

(i) Except in the case of a proposed sublease, the Proposed Transferee has sufficient financial wherewithal to discharge its obligations under this Lease and the proposed agreement of assignment or the sublease, as the case may be and as determined by Landlord’s criteria for selecting Building Project tenants and has a net worth,, experience, and reputation which is not less than the net worth which Tenant had on the Commencement Date.

(ii) The Proposed Transfer shall not, in Landlord’s reasonable judgment, cause physical harm to the Building or harm to the reputation of the Building which would result in an impairment of Landlord’s ability to lease space in the Building or a diminution in the rental value of space in the Building.

(iii) The proposed use of the Premises by the Proposed Transferee will be a use permitted under this Lease or otherwise permissible in the Building and will not violate any restrictive covenants or exclusive use provisions applicable to Landlord.

(iv) The proposed use of the Premises by the Proposed Transferee will comply with applicable law or governmental requirements and will not negatively affect insurance requirements or impose environmental risks.

(v) Any mortgagee of the Building will consent to the proposed Transfer.

(vi) There has been no Event of Default at the time that Landlord’s consent to any such transfer is requested and on the date of the commencement of the term of any such proposed transfer.

Tenant acknowledges that the foregoing is not intended to be an exclusive list of the reasons for which Landlord may reasonably withhold its consent to a proposed transfer. Tenant’s remedies in such an event shall include but not be limited to instituting an action or proceeding seeking specific performance, injunctive relief, or declaratory judgment.

(d) No Release. Notwithstanding Landlord’s consent to any Transfer, Tenant shall remain liable to Landlord for the prompt and continuing payment of all forms of Rent, payable under this Lease and the performance of all other covenants of this Lease. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s written consent to any further transfer. If Landlord consents to a transfer, in no event shall any permitted transferee assign or encumber this Lease or its sublease, or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance. If this Lease is nevertheless assigned, or the Premises are sublet or occupied by anyone other than Tenant, Landlord may accept rent from such assignee, subtenant, or occupant and apply the net amount thereof to the rent reserved in this Lease, but no such assignment, subletting, occupancy, or acceptance of rent shall be deemed a waiver of the requirement for Landlord’s consent set forth in this section or constitute a novation or otherwise release Tenant from its obligations under this Lease.

15.	TENANT’S INSURANCE COVERAGE

(a) Required Coverages. Tenant agrees that, at all times during the Lease Term (as well as prior and subsequent thereto if Tenant or any of Tenant’s Agents should then use or occupy any portion of the Premises), it will keep in force, with an insurance company licensed to do business in the State of Florida, having a rating of “A-” and a financial class of XI or better by Best’s Insurance Key Rating Guide published by A.M. Best Company, (i) without deductible, commercial general liability insurance, including coverage for bodily injury and death, property damage and personal injury and contractual liability as referred to below, in the amount of not less than $2,000,000 per occurrence, with $5,000,000 in the aggregate, combined single limit per occurrence for injury (or death) and damages to property, (ii) with deductible of not more than Five Thousand Dollars ($5,000.00), insurance on ISO causes of loss-special form, including sprinkler leakage, vandalism, malicious mischief, fire and extended coverage, covering all improvements to the Premises, fixtures, furnishings, removable floor coverings, equipment, signs and all other decoration or stock in trade, in the amounts of not less than the full replacement value thereof, and (iii) workmen’s compensation and employer’s liability insurance, if required by statute. Such policies will: (i) include Landlord and such other parties as Landlord may reasonably designate as additional insured’s, (ii) be considered primary insurance, (iii) include within the terms of the policy or by contractual liability endorsement coverage insuring Tenant’s indemnity obligations under Section 20, and (iv) provide that it may not be canceled or changed without at least thirty (30) days prior written notice from the company providing such insurance to each party insured thereunder. Tenant will also maintain throughout the Lease Term worker’s compensation insurance with not less than the minimum statutory limits of coverage.

(b) Policy Requirements. The insurance coverages to be provided by Tenant will be for a period of not less than one year. At least fifteen (15) days prior to the Lease Commencement Date, Tenant will deliver to Landlord true and correct copies of the original endorsements of all such paid-up insurance; thereafter, at least fifteen (15) days prior to the expiration of any policy Tenant will deliver to Landlord such original endorsements as will evidence a paid-up renewal or new policy to take the place of the one expiring.

16.	LANDLORD’S INSURANCE COVERAGE

(a) Required Coverages. Landlord will at all times during the Lease Term maintain a policy or policies of insurance insuring the Building against loss or damage by fire, explosion or other hazards and contingencies typically covered by insurance for an amount acceptable to the mortgagees encumbering the Building.

(b) Tenant not to Affect Landlord’s Insurance Coverages. Tenant will not do or permit anything to be done upon or bring or keep or permit anything to be brought or kept upon the Premises which will increase Landlord’s rate of insurance on the Building. If by, reason of the failure of Tenant to comply with the terms of this Lease, or by reason of Tenant’s occupancy (even though permitted or contemplated by this Lease), the insurance rate shall at any time be higher than it would otherwise be, Tenant will reimburse Landlord for that part of all insurance premiums charged because of such violation or occupancy by Tenant. Tenant agrees to comply with any requests or recommendation made by Landlord’s insurance underwriter inspectors.

17.	SUBROGATION

(a) Mutual Waiver of Subrogation. Each party will look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible. To the extent permitted by law, each of Landlord and Tenant hereby waives and releases all rights of subrogation under their respective all-risk casualty insurance policies required under this Lease. Each of Landlord and Tenant will cause each such insurance policy to be properly endorsed to evidence such waiver and release of subrogation.

(b) Tenant’s Improvements and Personal Property. Tenant acknowledges that Landlord will not carry insurance on improvements, furniture, furnishings, trade fixtures, equipment installed in or made to the Premises by or for Tenant, and Tenant agrees that Tenant, and not Landlord, will be obligated to promptly repair any damage thereto or replace the same.

18.	DAMAGE OR DESTRUCTION BY CASUALTY

(a) Termination. If by fire or other casualty the Premises are totally damaged or destroyed, or the Building is partially damaged or destroyed to the extent of fifty per cent (50%) or more of the replacement cost thereof (even though the Premises may not be damaged), either party will have the option of terminating this Lease or any renewal or extension thereof by serving written notice upon the other party within one hundred and eighty (180) consecutive calendar days from the dale of the casualty and any prepaid Rent will be prorated as of the date of destruction and the unearned portion of such Rent will be refunded to Tenant without interest.

(b) Election for Restoration. If by fire or other casualty the Premises are totally damaged or destroyed, or the Building is damaged or partially destroyed to the extent of fifty per cent (50%) or more of the replacement: cost thereof and the provisions of Section 18.(a) above are not applicable, then (i) f the unexpired Lease Term is less than two (2) years, excluding any theretofore unexercised renewal option, either party may either terminate this Lease by serving written notice within twenty (20) days of the date of destruction or Landlord may elect to restore the Premises, or (ii) if the unexpired Lease Term is more than two years, including any previously exercised renewal option, Landlord will restore the Premises.

(c) Less than Major Damage. If by fire or other casualty the Premises are damaged or partially destroyed to the extent of substantially less than fifty percent (50%) of the replacement cost thereof and the unexpired Lease Term, including any previously exercised renewal option is more than two (2) years and the provisions of Section 18.(a) above are not applicable, then Landlord will restore the Premises in a reasonable period of time.

(d) Apportionment of Rent. In the event of restoration by Landlord, all Rent paid in advance shall be apportioned as of the date of damage or destruction and all such Rent as above described thereafter accruing shall be equitably and proportionately adjusted according to the nature and extent of the destruction or damage, pending substantial completion of rebuilding, restoration or repair. In the event the destruction or damage is so extensive as to make it unfeasible for Tenant to conduct Tenant’s business in the Premises, Rent under this Lease will be completely abated until the Premises are substantially restored by Landlord or until Tenant resumes use and occupancy of the Premises, whichever shall first occur. Landlord will not be liable for any damage to or any inconvenience or interruption of business of Tenant or any of Tenant’s Agents occasioned by fire or other casualty.

(e) Restoration. Restoration, rebuilding or repairing will be at Landlord’s sole cost and expense, subject to the availability of applicable insurance proceeds. Except for Landlord, its agents’, employees’, invitees’ or guests’ gross negligence, willful misconduct or wanton acts, Landlord shall have no duty to restore, rebuild or replace Tenant’s personal property and trade fixtures. Notwithstanding anything to the contrary in this Lease, including, but not limited to this Section 18, Landlord’s obligation(s) to repair, rebuild or restore the Building or the Premises shall exist only to the extent of insurance proceeds received by Landlord in connection with the condition or event which gave rise to Landlord’s obligation to repair, rebuild or restore.

19.	CONDEMNATION AND EMINENT DOMAIN

(a) Substantial Taking. If all or a substantial part of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are then being used, this Lease will terminate and the Rent will be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. Tenant will have no claim to the condemnation award.

(b) Less Than Substantial Taking. In the event a portion of the Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in paragraph A above, Landlord may, at Landlord’s expense, restore the Premises to the extent necessary to make them reasonably tenantable. The Rent payable under this Lease during the unexpired portion of the Lease Term shall be adjusted to such an extent as may be fair and reasonable under the circumstances. Tenant shall have no claim to the condemnation award with respect to the leasehold estate but, in a subsequent; separate proceeding, may make a separate claim for trade fixtures installed in the Premises by and at the expense of Tenant and Tenant’s moving expense. In no event will Tenant have any claim for the value of the unexpired Lease Term.

(c) Taking Affecting Building. Notwithstanding the foregoing, even if the Premises are not affected in whole or in part by a taking, either party will have the right to terminate this Lease upon ten (10) days prior written notice if a material portion of the Building is taken by condemnation or eminent domain proceedings. Upon any such termination, Landlord and Tenant will each be released from all further liability under this Lease.

20.	LIMITATION OF LANDLORD’S LIABILITY; INDEMNIFICATION

(a) Tenant’s Personal Property. All personal property placed or moved into the Building will be at the sole risk of Tenant or other owner. Landlord will not be liable to Tenant or others for any damage to person or property arising from Environmental Concerns, as hereafter defined, theft, vandalism, HVAC malfunction, the bursting or leaking of water pipes, any act or omission of any cotenant or occupant of the Building or of any other person, or otherwise unless caused by Landlord, its agents’, employees’, invitees’ or guests’ gross negligence, willful misconduct or wanton acts.

(b) Limitation of Liability. Notwithstanding any contrary provision of this Lease: (i) Tenant will look solely (to the extent insurance coverage is not applicable or available) to the interest of Landlord (or its successor as Landlord hereunder) in the Building for the satisfaction of any judgment or other judicial process requiring the payment of money as a result of any negligence or breach of this Lease by Landlord or its successor or of Landlord’s managing agent (including any beneficial owners, partners, corporations and/or others affiliated or in any way related to Landlord or successor or managing agent) and Landlord has no personal liability hereunder of any kind, and (ii) Tenant’s sole right and remedy in any action or proceeding concerning Landlord’s reasonableness (where the same is required under this Lease) will be an action for declaratory judgment and/or specific performance.

(c) Indemnity. Except for Landlord, its agents’ employees’, invitees’ or guests’ negligence, willful misconduct or wanton acts, Tenant agrees to indemnify and hold harmless Landlord and its agents from and against all claims, causes of actions, liabilities, judgments, damages, losses, costs and expenses, including reasonable attorneys’ fees and costs through all appeals, incurred or suffered by Landlord and arising from or in any way connected with the Premises, or the use thereof or any acts, omissions, neglect or fault of Tenant or any of Tenant’s Agents, including, but not limited to, any breach of this Lease or any death, personal injury or property damage occurring in or about the Premises or the Building or arising from Environmental Concerns, as hereafter defined. Tenant will reimburse Landlord upon request for all costs incurred by Landlord in the interpretation and enforcement of any provisions of this Lease and/or the collection of any sums due to Landlord in the interpretation and enforcement of any provisions of this Lease and/or the collection of any sums due to Landlord under this Lease, including collection agency fees, and reasonable attorneys’ fees and costs, regardless of whether litigation is commenced, and through all appellate actions and proceedings if litigation is commenced.

21.	COMPLIANCE WITH ENVIRONMENTAL LAWS AND PROCEDURES

(a) Hazardous Waste. “Hazardous Waste” shall mean toxic or hazardous waste, pollutants or substances, including, without limitation, bio hazardous materials, medical waste, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substance”, “toxic pollutant”, or similarly identified substance or mixture, in or pursuant to any “Environmental Law”. “Environmental Law” shall include, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S. C. § 2601, et seq., and the Clean Water Act, 33 U.S.C. § 446 et seq., as amended. The term “Environmental Law” also includes, but is not limited to, any present and then applicable federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law or other approval of a governmental authority relating to compliance with Environmental Law by the Premises requiring notification or disclosure of releases of Hazardous Substances to any governmental authority or other person or entity, imposing environmental conditions or requirements in connection with permits or other authorization for lawful activity at the Premises.

(b) Tenant’s Covenants. Tenant shall not manufacture or dispose of any Hazardous Substances at the Premises or store or use any Hazardous Substance at the Premises in such quantities, concentrations, forms or levels, or otherwise in a manner which is in violation of any applicable Environmental Laws. Tenant shall comply with all Environmental Laws and other ordinances and regulations applicable to the Premises, and shall promptly comply with all governmental orders and directives for the correction prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant’s sole cost and expense. To the extent that Tenant generates any medical or biohazardous waste in conjunction with Tenant’s use of the Premises, Tenant, at Tenant’s sole cost and expense, shall obtain and maintain throughout the Lease Term a service contract with a duly licensed medical or biohazardous waste transportation and disposal company. Copies of such service contract shall be provided to Landlord each year during the Lease Term.

(c) Indemnification by Tenant.

(i) Environmental Contamination. Except for Landlord, its agents’, employees’, invitees’ or guests’ gross negligence, willful misconduct or wanton acts, Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees for attorneys of Landlord’s choice, costs of any settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against Landlord by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Premises of any Hazardous Waste (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees for attorneys of Landlord’s choice, costs of any settlement or judgment or claims asserted or arising under any Environmental Law, and any and all other statutes, laws, ordinances, codes, rules, regulations, orders or decrees regulating, with respect to or imposing liability, including strict liability, substances or standards of conduct concerning any Hazardous Waste), regardless of whether within Tenant’s control provided that the foregoing was occasioned by the acts or negligence of Tenant, its agents, employees or licensees.

(ii) Continuing Indemnification. The aforesaid indemnification and hold harmless agreement shall benefit Landlord from the date hereof and shall continue notwithstanding any termination this Lease and, without limiting the generality of the foregoing such obligations shall continue for the benefit of Landlord and any subsidiary of Landlord during and following any possession of the Premises thereby or any ownership of the Premises thereby, whether arising by eviction, surrender by Tenant Or otherwise, such indemnification and hold harmless agreement to continue forever.

(iii) Notice of Environmental Complaint. If Tenant shall receive any notice of: (1) the happening of any material event involving the spill, release, leak, seepage, discharge or cleanup of any Hazardous Waste at the Premises or in connection with Tenant’s operations thereon; or (2) any complaint, order, citation or material notice with regard to air emissions, water discharges Or any other environmental, health or safety matter affecting Tenant (an “Environmental Complaint”) from any person or entity, then Tenant immediately shall notify Landlord orally and in writing of said notice.

(d) Landlord’s Reserved Rights. Landlord shall have the right but not the obligation (and without limitation of Landlord’s rights under this Lease) to enter onto the Premises or to take such other actions as it shall deem necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any such Hazardous Waste or Environmental Complaint following receipt of any notice from any person or entity having jurisdiction asserting the existence of any Hazardous Waste or an Environmental Complaint pertaining to the Premises or any part thereof which, if true, could result in an order, suit or other action against Tenant and/or which, in Landlord’s sole opinion, could jeopardize its security under this Lease. All reasonable costs and expenses incurred by Landlord in the exercise of any such rights shall be payable by Tenant upon demand as Rent if same were occasioned by the activities of Ten ant, its employees or licensees.

(e) Environmental Audits. If Landlord shall have good reason to believe that Hazardous Waste has been discharged on the Premises by Tenant, its employees or licensees, Landlord shall have the right, in its sole discretion, to require Tenant to perform periodically to Landlord’s satisfaction (but not more frequently than, annually unless an Environmental Complaint shall be then outstanding), at Tenant’s expense, an environmental audit and, if deemed necessary by Landlord, an environmental risk assessment of: (a) the Premises; (b) Hazardous Waste management practices and/or (c) Hazardous Waste disposal sites used by Tenant. Said audit and/or risk assessment must be by an environmental consultant reasonably satisfactory to Landlord. Should Tenant fail to perform any such environmental audit or risk assessment within thirty (30) days after Landlord’s request, Landlord shall have the right to retain an environmental consultant to perform such environmental audit or risk assessment. All costs and expenses incurred by Landlord in the exercise of such rights shall be secured by this Lease and shall be payable by Tenant upon demand as Rent.

(f) Breach. Any breach of any warranty, representation or agreement contained in this Section shall be an Event of Default and shall entitle Landlord to exercise any and all remedies provided in this Lease or otherwise permitted by law.

(g) Landlord’s Representations and Covenants Regarding Hazardous Substances. Landlord represents to Tenant that, to the best of Landlord’s knowledge, based solely on Landlord’s review of the most recent Phase I environmental audit performed for the Building, the Premises, the Building and the parking areas do not contain any Hazardous Substances in excess of permitted levels pursuant to applicable Environmental Laws. To the extent not caused by Tenant’s acts or omissions, Landlord shall use its best efforts, at Landlord’s cost and expense, to maintain the Building in compliance with all applicable Environmental Laws.

(h) Radon Gas. In accordance with Florida Law, the following disclosure is hereby made:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risk to persons who are exposed to it over time. Levels of radon that exceed Federal and State Guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

22.	COMPLIANCE WITH LAWS AND PROCEDURES

Tenant will promptly comply with all applicable laws, guidelines, rules, regulations and requirements, whether of federal, state, or local origin, applicable to the Premises and the Building, including those for the correction, prevention and abatement of nuisance, unsafe conditions, or other grievances arising from or pertaining to the use or occupancy of the Premises. Accordingly, Tenant agrees that Tenant and Tenant’s Agents shall comply with all operation and maintenance programs and guidelines implemented or promulgated from time to time by Landlord or its consultants, including, but not limited to, those matters set forth in subsections (b) and (c) below, in order to reduce the risk to Tenant, Tenant’s Agents or any other tenants of the Building of injury from Hazardous Substances. Notwithstanding the foregoing, except for changes and alterations to the Building and Premises necessitated due to Tenant’s specific use of the Premises, Landlord shall be responsible for those changes and alterations to the Building required by any applicable federal, state and local laws, guidelines, rules, regulations and requirements related b handicap access, which changes Landlord has received written demand from the applicable governmental authority that they are in need of being made, including, without limitation, the federal Americans with Disabilities Act.

23.	RIGHT OF ENTRY

Landlord and its agents will have the right to enter the Premises during all reasonable hours upon twenty-four (24) hours prior written notice to make necessary repairs to the Premises. In the event of an emergency, Landlord or its agents may enter the Premises at my time, without notice, to appraise and correct the emergency condition. Said right of entry will, after reasonable notice, likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions which do not conform to this Lease. Landlord or its agents will have the right to exhibit the Premises at any time to prospective tenants within one hundred and eighty days (180) before the Expiration Date of the Lease.

24.	DEFAULT:

(a) Events of Default. The occurrence of any of the following shall, after the giving of any required notice and the expiration of any applicable cure or grace period be an “Event of Default”: (1) Tenant vacates or abandons the Premises prior to the Expiration Date in contravention of the terms and provisions of this Lease for a continual period of more than thirty (30) days, or (2) Tenant fails to fulfill within the time periods provided for in this Lease, any of the material terms, obligations, payments or conditions of this Lease or any other Lease heretofore made by Tenant for space in the Building or (3) any execution or attachment is issued against Tenant or taken or occupied by Someone other than Tenant, or (4) Tenant or any of its successors or assigns or any guarantor of this Lease (“Guarantor”) should file any voluntary petition in bankruptcy, reorganization or arrangement, or an assignment for the benefit of creditors or for similar relief under any present or future statute, law or regulation relating to relief of debtors, or (5) Tenant or any of its successors or assigns should be adjudicated bankrupt or have an involuntary petit ion in bankruptcy filed against it, or (6) Tenant shall permit, allow or suffer to exist any lien, judgment, writ, assessment, charge, attachment or execution upon Landlord’s or Tenant’s interest in this Lease or to the Premises, and/or the fixtures, and improvements located thereon.

(b) Tenant’s Grace Periods. If (1) Tenant fails to pay Rent on the date due or (2) Tenant fails to cure any other breach or default within ten (10) days after written notice from Landlord specifying the nature of such breach or default (unless such default is of a nature that it cannot be completely cured within said ten (10) day period and steps have been diligently commenced to cure or remedy it within such ten (10) day period and are thereafter pursued with reasonable diligence and in good faith), then Landlord shall have such remedies as are provided under this Lease and/or under the laws of the State of Florida for such Event of Default.

(c) Repeated Late Payment. Regardless of the number of times of Landlord’s prior acceptance of late payments and/or late charges, (i) if Landlord notifies Tenant two (2) times in any 6-month period that Base Rent has not been paid when due, then any other late payment within such 6-month period shall automatically constitute a default hereunder and (ii) the mere acceptance by Landlord of late payments in the past shall not regardless of any applicable laws to the contrary, thereafter be deemed to waive Landlord’s right to strictly enforce this Lease, including Tenant’s obligation to make payment of Rent on the exact day same is due, against Tenant.

(d) Effect of Cure within Grace Period. In the event that Tenant effects a cure of any breach of this Lease within the grace periods provided for in Section 24.(c) above, then no Event of Default shall have occurred. Subject to the other terms and conditions of this Lease, Tenant shall not be prevented from exercising any of the Options provided in the various Riders to this Lease due to any such breach which is timely cured.

25.	LANDLORD’S REMEDIES FOR TENANT’S DEFAULT

(a) Landlord’s Options. Upon the occurrence of any Event of Default, Landlord may, at its option, in addition to such other remedies as may be available under Florida law:

(i) terminate this Lease and Tenant’s right of possession; or

(ii) terminate Tenant’s right to possession but not tile Lease and/or proceed in accordance with any and all provisions of Section 25.(b) below.

(b) Landlord’s Remedies.

(i) Landlord may without further notice reenter the Premises either by force or otherwise and dispossess Tenant by summary proceedings or otherwise, as well as the legal representative(s) of Tenant and/or other occupant(s) of the Premises, and remove their effects and hold the Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end; and/or at Landlord’s option,

(ii) All Rent for the balance of the Term will, at the election of Landlord, be accelerated and the full amount of same shall become immediately due thereupon and be paid, together with all unamortized brokerage commissions paid in connection with this Lease, all abated Rent, all expenses of every nature which Landlord may incur such as (by way of illustration and not limitation) those for attorneys’ fees, brokerage, advertising, and refurbishing the Premises in good order or preparing them for re-rental; and/or at Landlord’s option,

(iii) Landlord may re-let the Premises or any part thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Lease Term, and may grant concessions or free rent or charge a higher rental than that reserved in this Lease; and/or at Landlord’s option,

(iv) Tenant or its legal representative(s) will also pay to Landlord as liquidated damages any deficiency between the Rent hereby reserved and/or agreed to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Lease Term.

26.	LANDLORD’S RIGHT TO PERFORM FOR TENANT’S ACCOUNT

If Tenant fails to observe or perform any term or condition of this Lease within the grace period, if any, applicable thereto, then Landlord may immediately or at any time thereafter perform the same for the account of Tenant. If Landlord makes any expenditure or incurs any obligation for the payment of money in connection with such performance for Tenant’s account (including reasonable attorneys’ fees and costs in instituting, prosecuting and/or defending any action or proceeding through appeal), the sums paid or obligations incurred, with interest at two (2%) percent over the Prime Lending Rate, will be paid by Tenant to Landlord within ten (10) days after rendition of a bill or statement to Tenant. In the event Tenant in the performance or non-performance of any term or condition of this Lease should cause an emergency situation to occur or arise within the Premises or in the Building, Landlord will have all rights set forth in this paragraph immediately without the necessity of providing Tenant any advance notice.

27.	LIENS

(a) Statutory Construction Lien Notice. In accordance with the applicable provisions of the Florida Construction Lien Law and specifically Florida Statutes, § 713.10, no interest of Landlord whether personally or in the Premises, or in the underlying land or Building of which the Premises are a part or the leasehold interest aforesaid shall be subject to liens for improvements made by Tenant or caused to be made by Tenant hereunder. Further, Tenant acknowledges that Tenant, with respect to improvements or alterations made by Tenant or caused to be made by Tenant hereunder, shall promptly notify the contractor making such improvements to the Premises of this provision exculpating Landlord’s liability for such liens.

(b) No Liens. Notwithstanding the foregoing, if any construction lien or other lien, attachment, judgment, execution, writ, charge or encumbrance is filed against the Building or the Premises or this leasehold, or any alterations, fixtures Of improvements therein or thereto, as a result of any work action or inaction done by or at the direction of Tenant or any of Tenant’s Agents, Tenant will discharge same of record within fifteen (15) days after the filing thereof, failing which shall be an Event of Default, In such event, without waiving the subject Event of Default, Landlord, in addition to all other available rights and remedies, without further notice, may discharge the same of record by payment, bonding or otherwise, as Landlord may elect, and upon request Tenant will reimburse Landlord for all costs and expenses so incurred by Landlord plus interest thereon at the rate of eighteen percent (18%) per annum.

28.	NOTICES

Notices to Tenant under this Lease will be addressed to Tenant and mailed or delivered to the address set forth for Tenant in the BLI Rider. Notices to Landlord under this Lease (as well as the required copies thereof) will be addressed to Landlord (and its agents) and mailed or delivered to the address set forth in the BLI Rider. Notices will be personally delivered or given by registered or certified mail, return receipt requested or by reputable overnight carrier. Notices delivered personally will be deemed to have been given as of the date of delivery and notices given by mail or overnight carrier will be deemed to have been given forty-eight (48) hours after the time said properly addressed notice is placed in the mail or with such carrier. Each party may change its address from time to time by written notice given to the other as specified above.

29.	MORTGAGE; ESTOPPEL CERTIFICATE; SUBORDINATION

(a) Mortgage of the Building. Landlord has the unrestricted right to convey, mortgage and refinance the Building, or any part thereof. Tenant agrees, within seven (7) days after notice, to execute and deliver to Landlord or its mortgagee or designee such instruments as Landlord or its mortgagee may require, certifying the amount of the Security Deposit and whether this Lease is in full force and effect, and listing any modifications. This estoppel certificate is intended to be for the benefit of Landlord, any purchaser or mortgagee of Landlord, or any purchaser or assignee of Landlord’s mortgage. The estoppel certificate will also contain such other information as Landlord or its designee may request.

(b) Subordination. This Lease is and at all times will be subject and subordinate to all present and future mortgages or ground leases which may affect the Building and/or the parking areas and to all recastings, renewals, modifications, consolidations, replacements, and extensions of any such mortgagees), and to all increases and voluntary and involuntary advances made thereunder. The foregoing will be self-operative and no further instrument of subordination will be required. Landlord hereby agrees that it shall use its best efforts to obtain and deliver in favor of Tenant a subordination, non-disturbance and attornment agreement from the first mortgage holder for the Building in substantially the form attached hereto as Schedule 1. Tenant hereby agrees to give any holder of any first mortgage on the Building, by registered or certified mail, a copy of any default notice served upon Landlord by Tenant provided Tenant has been provided advance written notice of the name and address of such first mortgage holder.

30.	ATTORNMENT AND MORTGAGEE’S REQUEST

(a) Attornment. If any mortgagee of the Building comes into possession or ownership of the Premises, or acquires Landlord’s interest by foreclosure of the mortgage or otherwise, upon the mortgagee’s request Tenant will attorn to the mortgagee.

(b) Estoppel Certificate. Tenant agrees that within seven (7) days after request by any mortgagee of the Building, Tenant will execute, acknowledge and deliver to the mortgagee a notice in form and substance satisfactory to the mortgagee, setting forth such information as the mortgagee may require with respect to this Lease and/or the Premises. If for any reason Tenant does not timely comply with the provisions of this Section, Tenant will be deemed to have confirmed that this Lease is in full force and effect with no defaults on the part of either party and without any right of Tenant to offset, deduct or withhold any Rent.

31.	TRANSFER BY LANDLORD

If Landlord’s interest in the Building terminates by reason of a bonafide sale or other transfer, Landlord will, upon transfer of the Security Deposit to the new owner, thereupon be released from all further liability to Tenant under this Lease.

32.	SURRENDER OF PREMISES; HOLDING OVER

(a) Expiration Date. Tenant agrees to surrender the Premises to Landlord on the Expiration Date (or sooner termination of the Lease Term pursuant to other applicable provisions hereof) in as good condition as they were at the commencement of Tenant’s occupancy, ordinary wear and tear, and damage by fire and windstorm excepted.

(b) Restoration. In all events, Tenant will promptly restore all damage caused in connection with any removal of Tenant’s personal property. Tenant will pay to Landlord, upon request, all damages that Landlord may suffer on account of Tenant’s failure to surrender possession as and when aforesaid and will indemnify Landlord against all liabilities, costs and expenses (including all reasonable attorneys’ fees and costs if any) arising out of Tenant’s delay in so delivering possession, including claims of any succeeding tenant.

(c) Improvements. Upon expiration of the Lease Term, Tenant will not be required to remove from the Premises any improvements or Alterations installed pursuant to this Lease. Landlord has no obligation to compensate Tenant for any items which are required hereunder to remain on or with the Premises.

(d) Holdover Rent. Without limiting Landlord’s rights and remedies, if Tenant holds over in possession of the Premises beyond the end of the Lease Tern, then (i) during the first three (3) months of the holdover period the Rent shall in the amount of the Rent due and payable for the last month of the Lease Term, (ii) during months four (4) through six (6) the Rent shall be one hundred and fifty percent (150%) of the amount of the Rent due and payable for the last month of the Lease Term; and beyond the sixth (6) month and the Rent shall be two hundred (200%) of the amount of the Rent due and payable for the last month of the Lease Term. Tenant must, in each instance, provide to Landlord at least ninety (90) days prior written notice of Tenant’s intent to such holdover.

(e) Offer of Surrender. No offer of surrender of the Premises, by delivery to Landlord or its agent of keys to the Premises or otherwise, will be binding on Landlord unless accepted by Landlord, in writing, specifying the effective surrender of the Premises. At the expiration or termination of the Lease Term, Tenant shall deliver to Landlord all keys to the Premises and make known to Landlord the location and combinations of all locks, safes and similar items.

33.	NO WAIVER; CUMULATIVE REMEDIES

No waiver of any provision of this Lease by either party will be deemed to imply or constitute a further waiver by such party of the same or any other provision hereof. The rights and remedies of Landlord under this Lease or otherwise are cumulative and are not intended to be exclusive and the use of one will not be taken to exclude or waive the use of another, and Landlord will be entitled to pursue all rights and remedies available to landlords under the laws of the State of Florida. Landlord, in addition to all other rights which it may have under this Lease, hereby expressly reserves all rights in connection with the Building or the Premises not expressly and specifically granted to Tenant under this Lease and Tenant hereby waives all claims for damages, loss, expense, liability, eviction or abatement it has or may have against Landlord on account of Landlord’s exercise of its reserved rights, including, but not limited to, Landlord’s right to alter the existing name, address, style or configuration of the Building or the common areas, signage, suite identifications, parking facilities, lobbies, entrances and exits, elevators and stairwells.

34.	WAIVER OF JURY TRIAL

TO THE EXTENT PERMITTED BY LAW, TENANT HEREBY WAIVES; (A) JURY TRIAL IN ANY ACTION OR PROCEEDING REGARDING A MONETARY EVENT OF DEFAULT BY TENANT AND/OR LANDLORD’S RIGHT TO POSSESSION OF THE PREMISES, AND (B) IN ANY ACTION OR PROCEEDING BY LANDLORD FOR MONIES OWED BY TENANT AND/OR POSSESSION OF THE PREMISES, THEN TENANT WAIVES THE RIGHT TO INTERPOSE ANY CROSSCLAIM OR COUNTERCLAIM (EXCEPT A MANDATORY CROSSCLAIM OR COUNTERCLAIM IF THE SAME IS PROVIDED FOR PURSUANT TO FLORIDA LAW). HOWEVER, THE FOREGOING WILL NOT PROHIBIT TENANT FROM BRINGING A SEPARATE LAWSUIT AGAINST LANDLORD.

35.	CONSENTS AND APPROVALS;

If Tenant requests Landlord’s consent or approval under this Lease, and if in connection with such requests Landlord deems it necessary to seek the advice of its attorneys, architects and/or other experts, then Tenant shall pay the reasonable fee of Landlord’s attorneys, architects and/or other experts in connection with the consideration of such request and/or the preparation of any documents pertaining thereto.

36.	RULES AND REGULATIONS

Tenant agrees to abide by all rules and regulations attached hereto as Exhibit “D” and incorporated herein by this reference, as reasonably amended and supplemented from time to time by Landlord provided that Landlord has given Tenant reasonable prior written notice of same. Except for Landlord, its agents’, employees’, invitees’ or guests’ gross negligence, willful misconduct or wantons acts, Landlord will not be liable to Tenant for violation of the same or any other act or omission by any other tenant.

37.	SUCCESSORS AND ASSIGNS

This Lease will be binding upon and inure to the benefit of the respective heirs, personal and legal representatives, successors and permitted assigns of the parties hereto.

38.	QUIET ENJOYMENT

In accordance with and subject to the terms and provisions of this Lease, Landlord warrants that it has full right to execute and to perform under this Lease and to grant the estate demised and that Tenant, upon Tenant’s payment of the required Rent and performing of all of the terms, conditions, covenants, and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the full Lease Term.

39.	ENTIRE AGREEMENT

This Lease, together with the BLI Rider, exhibits, schedules, addenda and guaranties (as the case may be) fully incorporated into this Lease by this reference, contains the entire agreement between the parties hereto regarding the subject matters referenced herein and supersedes all prior oral and written agreements between them regarding such matters. This Lease may be modified only by an agreement in writing dated and signed by Landlord and Tenant after the date hereof.

40.	MISCELLANEOUS

(a) Severability; Choice of Law; Venue. If any term or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, is not to be affected thereby and each term and condition of this Lease is to be valid and enforceable to the fullest extent permitted by law. This Lease will be construed in accordance with the laws of the State of Florida, Venue for any action arising out of this Lease shall be Broward County, Florida.

(b) NO OFFER. SUBMISSION OF THIS LEASE TO TENANT DOES NOT CONSTITUTE AN OFFER, AND THIS LEASE BECOMES EFFECTIVE ONLY UPON THE MUTUAL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT AND THE PAYMENT TO LANDLORD OF ANY SECURITY DEPOSITS OR ADVANCE RENT REQUIRED HEREUNDER.

(c) Integration. Tenant acknowledges that it has not relied upon any statement, representation, prior or contemporaneous written or oral promises, agreements or warranties, except such as are expressed herein.

(d) Personal Property Taxes. Tenant will pay before delinquency all taxes assessed during the Lease Term against any occupancy interest in the Premises or personal property of any kind owned by or placed in, upon or about the Premises by Tenant.

(e) Pre-Lease Commencement Occupancy. If Tenant, with Landlord’s consent, occupies the Premises or any part thereof prior to the beginning of the Lease Term, all provisions of this Lease will be in full force and effect commencing upon such occupancy.

(f) Brokers. Each party represents and warrants that it has not dealt with any agent or broker in connection with this transaction except for the agents or brokers specifically set forth in the BLI Rider with respect to each Landlord and Tenant. If either parties’ representation and warranty proves to be untrue, such party will indemnify the other party against all resulting liabilities, costs, expenses, claims, demands and causes of action, including reasonable attorneys’ fees and costs through all appellate actions and proceedings, if any. The foregoing will survive the end of the Lease Tenn. Landlord shall be responsible for payment of the brokerage commission to Tenant’s Real Estate Broker, pursuant to a separate agreement.

(g) No Recording. Neither this Lease nor any memorandum hereof will be recorded by Tenant.

(h) Landlord’s Consents. Whenever under this Lease Landlord’s consent or approval is expressly or impliedly required, the same may be arbitrarily withheld except as otherwise specified herein.

(i) No Partnership. Nothing contained in this Lease shall be deemed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this Lease nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(j) Construction of Certain Terms; Headings. Whenever in this Lease the context allows, the word “including” will be deemed to mean “including without limitation.” The headings of articles, sections or paragraphs are for convenience only and shall not be relevant for purposes of interpretation of the provisions of this Lease.

(k) No-Air Rights. This Lease does not create, nor will Tenant have, any express or implied easement for or other rights to air, light or view over or about the Building or any part thereof.

(l) Delegation by Landlord. Any acts to be performed by Landlord under or in connection with this Lease may be delegated by Landlord to its managing agent or other authorized person or firm.

(m) Construction. This Lease shall not be more strictly construed against either party hereto by reason of the fact that one party may have drafted or prepared any or all of the terms and provisions hereof. It is acknowledged that each of the parties hereto has been fully represented by legal counsel and that each of such legal counsel has contributed substantially to the content of this Lease.

(n) Confidentiality of Terms. Landlord and Tenant acknowledge that the terms and provisions of this Lease have been negotiated based upon a variety of factors, occurring at a coincident point in time, including, but not limited to: (i) the individual principals involved and the financial strength of Tenant, (ii) the nature of Tenant’s business and use of the Premises, (iii) the current leasing market place and the economic conditions affecting rental rates, (iv) the present and projected tenant mix of the Building, and (v) the projected juxtaposition of tenants on the floor(s) upon which the Premises are located and the floors within the Building. Therefore, recognizing the totality, uniqueness, complexity and interrelation of the aforementioned factors, the Tenant agrees to use its best efforts not to disseminate in any manner whatsoever, (whether by word of mouth, mechanical reproduction, physical tender or by any manner of visual or aural transmission or review) the terms and conditions of this Lease to third parties who could in any way be considered presently or in the future as prospective tenants for this or any other leasehold property with which Landlord may be involved.

(o) Parties Bound. If more than one person or entity is named herein as Tenant, their liability hereunder will be joint and several. In case Tenant is a corporation or limited liability company, Tenant (a) represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof, and (b) Tenant shall deliver to Landlord or its agent, concurrently with the delivery of this Lease, executed by Tenant, certified resolutions of the board of directors (and shareholders, if required) or managers (and members, if required) authorizing Tenant’s execution and delivery of this Lease and the performance of Tenant’s obligations hereunder. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in said partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformity with a valid and effective authorization therefor by all of the general or managing partners of such partnership, and is and constitutes the valid and binding agreement of the partnership and each and every partner therein in accordance with its terms. It is agreed that each and every present and future partner in Tenant shall be and remain at all times jointly and severally liable hereunder and that neither the death, resignation or withdrawal of any partner, nor the subsequent modification or waiver of any of the terms and provisions of this Lease, shall release the liability of such partner under the terms of this Lease unless and until Landlord shall have consented in writing to such release.

(p) Proposed Use. Landlord has made no inquiries about and makes no representations (express or implied) concerning whether Tenant’s proposed use of the Premises is permitted under applicable law, including applicable zoning law; should Tenant’s proposed use be prohibited, Tenant shall be obligated to comply with applicable law and this Lease shall nevertheless remain in full force and effect.

(q) Telecommunications Services. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right to access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, which consent may be withheld in Landlord’s absolute discretion. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to Tenant or Tenant’s Agents in collection with the installation, operation or maintenance of Telecommunication Services or any equipment or facilities relating thereto. Tenant, at Tenant’s sole cost and expense and for its own account, shall be solely responsible for obtaining all Telecommunications Services in connection with the Premises. No interruption or discontinuance of any Telecommunications Services will be deemed an eviction or a disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages or abatement of Rent or relieve Tenant from the responsibility of performing any of Tenant’s obligations under this Lease.

(r) Suite and Monument Signage. To the extent permitted by (i) any and all laws, rules, regulations and ordinances applicable to the Building and (ii) the rights of any existing tenants of the Building, as of the Effective Date, Tenant, at Tenant’s sole cost and expense, shall be permitted, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to install and maintain (i) identification signage on the exterior door of the Premises or immediately adjacent thereto in a location reasonably approved by Landlord (the “Suite Signage”); (ii) Tenant’s name and suite number on the Building directory in a location reasonably approved by Landlord (the “Lobby Directory Signage”); and (iii) Tenant’s name on the Building’s monument sign in a location reasonably approved by Landlord (the “Monument Sign”) all in accordance with the criteria adopted from time to time by Landlord for the Building. Prior to Tenant commencing any work associated with the Suite Signage, Lobby Directory Signage and/or Monument Signage, Tenant shall first provide Landlord detailed plans and specifications, to the extent applicable, evidencing the design, color, size, location and height of the Suite Signage, Lobby Directory Signage and/or Monument Signage.

(s) Exterior Building Signage. To the extent permitted by (i) any and all laws, rules, regulations and ordinances applicable to the Building and (ii) the rights of any existing tenants of the Building, as of the Effective Date, Tenant, at Tenant’s sole cost and expense, shall be permitted, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to install signage on the exterior of the Building, in a location reasonably approved by Landlord, depicting Tenant’s name, company logo, or combination thereof (the “Exterior Building Signage”). No work on Exterior Building Signage shall commence unless and until Tenant has provided Landlord with plans and specifications for the Exterior Building Signage, together with any and all permits required by governmental authorities for the installation of signs as contemplated by the Exterior Building Signage. Tenant shall cause all of its insurance policies required under this Lease to include within the scope of coverage all Exterior Building Signage. Tenant shall indemnify and hold harmless Landlord from any and all loss, cost, damage, expense, claim charge or other liability (including attorneys’ fees and costs) arising out of or in any way connected with the presence of the Exterior Building Signage at the Building, which loss, cost, damage, expense, claim, charge or other liability results from Tenant, its employees, agents or contractors negligence, willful misconduct or wanton acts, Tenant shall be responsible for maintaining the Exterior Building Signage in good shape, condition and repair, in compliance with all applicable building, zoning, land use and life safety laws applicable to the Building and the Exterior Building Signage. In the event that any of the lighting within the Exterior Building Signage is not functioning (by way of example only, a letter is not illuminated as the lighting for same has burned out or is malfunctioning) Tenant shall promptly cause such lighting to be repaired, at Tenant’s sole cost and expense so as to maintain the quality of appearance of the Building. Upon termination of the Term of this Lease for any reason, Tenant, at Tenant’s sole cost and expense (and in compliance with all applicable zoning, building, land use and life safety laws applicable to the Building) shall promptly remove all Exterior Building Signage and restore the facade of the Building to its original condition and remove and/or cap off any wiring, electrical meters or equipment and any other components of the Exterior Building Signage. Tenant acknowledges that (i) the privilege of maintaining the Exterior Building Signage is non-exclusive and other tenants at the Building may be entitled now or in the future to install and maintain exterior building signage and (ii) Landlord makes no representations or warranties concerning the visibility of the Exterior Building Signage or line of site to the Exterior Building Signage from Commercial Boulevard. Prior to Tenant commencing any work associated the Exterior

(t) Time and Business Day Defined. All time periods will be computed in business days unless otherwise indicated. A “calendar day” is every calendar day.

41.	PURCHASE CONTRACT.

Concurrently with the entry into this Lease, Landlord (as Seller) and Tenant (as Buyer) are entering into that certain Purchase and Sale Agreement (the “Purchase Contract”) for the sale of the Property by Landlord to Tenant, pursuant to the terms of the Purchase Contract. In the event that Landlord and Tenant consummate the sale of the Premises, as contemplated by the Purchase Contract, this Lease shall terminate effective as of the Closing Date (as defined in the Purchase Contract). Further, in the event that Closing (as defined in the Purchase Contract) has not occurred by the Outside Closing Date due to a default under the Purchase Contract by Landlord, or the failure of Landlord (as Seller) to otherwise perform under the Purchase Contract, then Tenant (as Buyer) shall have the right to terminate this Lease by way of written notice to Landlord.

42.	PROMED LEASE; LENDER CONSENT.

(a) Landlord and Tenant acknowledge and agree that Landlord and Promed, LLC, a Florida limited liability company (“Promed”), as tenant, entered into that certain Office Lease, dated as of December 11, 2012 (the “Existing Lease”). In the event that Landlord has not obtained and delivered to Tenant a termination agreement (the “Promed Termination Agreement”) between Landlord and Promed within ninety (90) days following the Effective Date, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (the “Termination Letter”). Upon Landlord’s receipt of the Termination Letter, this Agreement shall terminate and be null and void and of no further force and effect, except those provisions that survive the termination of this Lease.

(b) Landlord and Tenant acknowledge and agree that if Landlord does not obtain Lender’s consent to this Lease within sixty (60) days following the Effective Date, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (the “Lease Termination Letter”). Upon Landlord’s receipt of the Lease Termination Letter, this Lease shall terminate and be null and void and of no further force and effect, except those provisions that survive the termination of this Agreement.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Lease as of the day and year first above written.

Witnesses:	“LANDLORD”

COMMERCIAL STATION LLC, a Florida limited liability company
	By:	BIP-MM, LLC., a Florida limited liability company, its managing member
Beth Wallace (As to Landlord)	By:
	Its:	Manager

“TENANT”

UNIVERSAL PROPERTY AND CASUALTY INSURANCE COMPANY, a Florida corporation

By:
Lena Chapman	Its:	Stephen J. Donaghy
(As to Tenant)